January 20, 1995

Town & Country Corporation
25 Union Street
Chelsea, MA 02150

    Re: Registration Statement on Form S-2

Ladies and Gentlemen:

    We have acted as counsel to Town & Country Corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-2 (the "Registration Statement") involving the resale by certain shareholders of the Company of up to 4,000,000 shares of the Company's Convertible Preferred Stock, par value $1.00 per share and up to 8,000,000 shares of the Company's Class A Common Stock, par value $.01 per share (collectively, the "Securities"). Defined terms used without definition herein shall have the meaning given to such terms in the Registration Statement.

    We have been furnished with and have examined originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary to require as a basis for opinions hereinafter expressed.

    In rendering the opinions hereinafter expressed, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies, and the legal capacity of all natural persons. In examining documents executed by persons other than the Company, we have assumed that each other person has the power to enter into and perform all its obligations thereunder and we have also assumed the due authorization by each such person of all requisite action and the due execution and delivery of such documents by each such person.

    The opinions set forth below are qualified in that enforceability of the Company's obligations under the Certificate of Designation may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer, or similar laws from time to time in effect and by equitable limitations (whether raised at a proceeding in law or in equity) on the availability of certain rights and remedies including specific enforcement.

    Based upon the foregoing, we are of the opinion that:

    1. The shares of Convertible Preferred Stock have been legally issued and are fully paid and non-assessable.

    2. Upon the issuance of the certificates representing the Class A Common Stock by the Company pursuant to the Certificate of Designation, the Class A Common Stock will be legally issued, fully paid and non-assessable.

    We hereby consent to the use of our name in the Registration Statement and under the caption "Legal Opinions" in the related Prospectus, and consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin, Procter & Hoar

GOODWIN, PROCTER & HOAR